For:	Alamo Group Inc.

Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release
FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP TO ACQUIRE ASSETS OF BUSH HOG

SEGUIN, Texas, September 4, 2009 – Alamo Group Inc. (NYSE: ALG) announced it has signed an agreement to acquire the majority of the assets and assume certain liabilities of Bush Hog, LLC (“Bush Hog”), a leader in the design, manufacture, distribution and service of rotary cutters and other agricultural implements and equipment.  The purchase consideration is 1.7 million shares of Alamo Group Inc. common stock which, after the closing, would represent approximately 14.5% of the outstanding common stock of Alamo Group.  The purchase includes substantially all of the ongoing business of Bush Hog, including the Bush Hog brand name and all related product names and trademarks.  The purchase is expected to close within 90 days, assuming customary regulatory approvals and the completion of other standard requirements.

Ron Robinson, Alamo Group’s President and Chief Executive Officer commented, “This is an exciting development for Alamo.  Bush Hog is the leading manufacturer of agricultural mowing equipment in North America and has the most recognized name in the industry.  This acquisition is very synergistic with our North American Agricultural Division and together we will be able to offer the market the broadest range of products in this sector of the industry.”

Based in Selma, Alabama, Bush Hog principally sells its products across North America through a network of independent dealers and distributors.  Bush Hog had fiscal 2008 revenue of $160 million.  Their product line includes rotary cutters, finishing mowers, zero turn mowers, front-end loaders, backhoes, landscape equipment and a variety of other implements.  Duane Prentice, Bush Hog’s President since September 2008, will remain in that capacity with the new Bush Hog subsidiary of Alamo Group following the completion of the transaction.  Bush Hog will continue to manufacture at its Selma, Alabama facility, which is included in the acquisition.  Upon completion of the transaction, Bush Hog will become part of Alamo’s North American Agricultural Division.

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ALAMO GROUP TO ACQUIRE ASSETS OF BUSH HOG

Mr. Robinson continued, “While Bush Hog is being impacted by the current economic weakness seen across the agricultural sector, we believe the combined organization will be a strong force in the market both today and tomorrow.  We are dedicated to not only maintaining Bush Hog’s presence in the market, but to providing it with the resources to expand and grow when market conditions improve.”

In conjunction with the transaction, CC Industries, Inc., Bush Hog’s current owner, will have the right to nominate a director to Alamo’s board.  Mr. Robinson stated, “CC Industries has been the owner of Bush Hog since 2000 and we see their ongoing involvement as a strong display of confidence in the opportunity for the combined companies.”

Bill Crown, President and Chief Executive Officer of CC Industries, added, “The combined strengths of Bush Hog and Alamo Group create a unique growth opportunity in the industry.  We are proud to have been owners of Bush Hog and look forward to participating in the long-term success of Alamo Group.”

CC Industries, headquartered in Chicago, is the holding and management company for the Crown family’s privately held operating companies, which include Great Dane Limited Partnership, Gillig LLC and Provisur Technologies, Inc.  Lincoln International LLC advised Bush Hog in this transaction.

Alamo Group has received the required consent to enter into this transaction under its Amended and Restated Revolving Credit Agreement with its lenders.  The consent allows for the acquisition of Bush Hog and provides for certain changes to the credit facility to meet the needs of the combined entities.

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, pothole patchers, excavators, vacuum trucks, agricultural implements and related after market parts and services.  The Company, founded in 1969, has over 2,215 employees and operates seventeen plants in North America and Europe as of June 30, 2009.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

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ALAMO GROUP TO ACQUIRE ASSETS OF BUSH HOG

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, general economic conditions and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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